Exhibit 99.1

Helicos BioSciences Corporation Announces Pricing of Common Stock and Warrant Private Placement

CAMBRIDGE, Mass., Sep 16, 2009 (BUSINESS WIRE) — Helicos BioSciences Corporation (NASDAQ: HLCS), a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets, today announced that it has entered into a definitive agreement with certain new and existing investors, including Atlas Ventures, Flagship Ventures, Highland Capital Partners, Versant Ventures (the “Existing Investors”) and Ron Lowy, the Company’s chief executive officer, to raise approximately $10 million in gross proceeds in a private placement through the sale of shares of its common stock and warrants. The Company estimates that net proceeds from the offering will be approximately $9.4 million, after deducting placement agent fees and estimated offering expenses, which Helicos intends to use to fund working capital requirements to support its sales and for general corporate purposes.

“We believe that raising this level of funds is appropriate given the recent demand for the Helicos™ Single Molecule Sequencing System while we consider our strategic alternatives” said Ron Lowy, the Company’s Chief Executive Officer.

Helicos has entered into a securities purchase agreement pursuant to which it has agreed to sell an aggregate of up to 1,030,028 units for $2.57 per unit to the Existing Investors and 3,281,252 units to new investors for $2.24 per unit.  The units purchased by the Existing Investors will consist of one share of the Company’s common stock and one warrant to purchase 0.662 shares of the Company’s common stock at a per share exercise price equal to $2.61 (105% of the closing bid price of the Company’s common stock on September 15, 2009).  The units purchased by the new investors will consist of one share of the Company’s common stock and one warrant to purchase 0.50 shares of the Company’s common stock at a per share exercise price of $2.61.  Units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately, but will be purchased together in this offering.  The warrants will have a five and a half year term and include a six-month “lock-up” provision, meaning that they will not be exercisable until six months following the closing of the transaction. The closing of the transaction is expected to occur on or about September 18, 2009, subject to the satisfaction of customary closing conditions. Thomas Weisel Partners LLC acted as exclusive placement agent for the offering.

In connection with the private placement, the Company entered into a registration rights agreement with each of the investors.  The registration rights agreement provides that the Company will file a “resale” registration statement covering all of the shares of common stock issued to the investors and the shares issuable to them upon exercise of the warrants, up to the maximum number of shares permitted to be registered under the federal securities laws.  The Company is required to file the registration statement within 15 days of the closing of the private placement.  If any shares are unable to be included on the initial registration statement, the Company has agreed to file subsequent registration statements until all the shares have been registered, and the registration rights agreement imposes certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

The units to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements of the Securities Act. The units were offered and are being sold only to a limited number of accredited investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMS(TM), technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of the $1,000 genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800. For more information, please visit www.helicosbio.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, the Company’s ability to close the private placement, management’s forecast of financial performance, estimates of expenses and future revenues and profitability, product development and marketing plans, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully scale the manufacturing process and commercialize the HeliScope system; our history of operating losses and ability to achieve profitability; our ability to establish manufacturing capabilities; the research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies who may purchase our HeliScope system; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles; our dependence on large contracts for the sale and implementation of our HeliScope system; failure of our technology and products; our ability to maintain customer relationships and contracts; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Investor Relations:

Helicos BioSciences Corporation

Susan Shepard, 617-264-1850

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